Exhibit 1.3

FORM OF MASTER CONFIRMATION FOR CONTINGENT FORWARDS

To:	Easterly Government Properties, Inc. (“Party B”)
From:	[DEALER] (“Party A”) [DEALER CONTACT INFORMATION]
Re:	Master Confirmation for Contingent Forward Transactions
Date:	August 4, 2026

Ladies and Gentlemen:

The purpose of this communication (this “Master Confirmation”) is to set forth the terms and conditions of the transactions to be entered into from time to time (each, a “Transaction” and, collectively, the “Transactions”) between [DEALER] (“Party A”)[, represented by [●] as its agent (“Agent”),] and Easterly Government Properties, Inc. (“Party B”) in accordance with the terms of the Amended and Restated Equity Distribution Agreement (the “Distribution Agreement”), dated as of August 4, 2026, among Party A, Party B, Easterly Government Properties LP, a Delaware limited partnership (the “Operating Partnership”) and the other parties thereto. Each Transaction will be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (each, a “Supplemental Confirmation”, and each such Supplemental Confirmation, together with this Master Confirmation, a “Confirmation” for purposes of the Agreement specified below). Each Confirmation will be a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.
Each Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, each Transaction to which this Master Confirmation relates will be deemed to be a Share Forward Transaction.

Each Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by ISDA, as if Party A and Party B had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “second”. All provisions contained in the Agreement are incorporated into and shall govern each Confirmation except as expressly modified below. Each Confirmation will evidence a complete and binding agreement between Party A and Party B as to the terms of the relevant Transaction and will replace any previous agreement between the parties with respect to the subject matter thereof.

The Transactions under this Master Confirmation shall be the only Transactions under the Agreement. If there exists any ISDA Master Agreement between Party A or any of its Affiliates and Party B or any confirmation or other agreement between Party A or any of its Affiliates and Party B pursuant to which an ISDA Master Agreement is deemed to exist between Party A or any of its Affiliates and Party B, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Party A or any of its Affiliates and Party B are parties, none of the Transactions to which this Master Confirmation relates shall be considered a “Transaction” under, or otherwise governed by, such existing or deemed ISDA Master Agreement. In the event of any inconsistency among the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

2.
Each Transaction is a Contingent Forward Transaction, which shall be considered a Share Forward Transaction for purposes of the Equity Definitions. The terms of a particular Transaction to which this Master Confirmation and a Supplemental Confirmation relate are as follows:

General Terms:

Trade Date: For each Transaction, as set forth in the related Supplemental Confirmation.

Maturity Date: For each Transaction, as set forth in the related Supplemental Confirmation.

Seller: Party B

Buyer: Party A

Shares: The common stock par value $0.01 per Share, of Party B (Ticker: “DEA”)

Components: Each Transaction will be divided into a number of individual Components equal to the number of Components for such Transaction, each with the terms set forth in this Master Confirmation and the related Supplemental Confirmation, and, in particular, with the Maximum Number of Shares and Contingency Expiration Date set forth in the related Supplemental Confirmation. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Maximum Transaction Number of Shares: For each Transaction, as set forth in the related Supplemental Confirmation. For the avoidance of doubt, the Maximum Transaction Number of Shares for any Transaction shall not exceed the number of Shares introduced into the public markets by the Forward Seller (as defined in the Distribution Agreement and referred to herein as the “Forward Hedge Seller”) in connection with the Initial Hedge Position in respect of such Transaction pursuant to the Distribution Agreement.

Transaction Number of Shares: For each Transaction, initially zero; and subject to increase from time to time pursuant to the terms set forth under “Contingency Terms” below. The Calculation Agent shall promptly notify Party B of any change in the Transaction Number of Shares and the Maximum Number of Shares for each Component of such Transaction from time to time.

Maximum Number of Shares: With respect to each Component of a Transaction, the Maximum Transaction Number of Shares divided by the number of Components for such Transaction (rounded using a rounding convention determined by the Calculation Agent, with any remainder allocated to the final Component of such Transaction), as specified in the related Supplemental Confirmation. For the avoidance of doubt, the Maximum Number of Shares for any Component of a Transaction shall, if applicable, be reduced from time to time pursuant to terms set forth under “Contingency Terms” below.

Initial Forward Price: For each Transaction, initially as set forth in the related Supplemental Confirmation. The Initial Forward Price shall be decreased by the Forward Price Reduction Amounts set forth in the relevant Supplemental Confirmation under “Forward Price Reduction Amounts” on the corresponding Forward Price Reduction Dates set forth therein that occur on or before the Contingency Completion Date for such Transaction.

Forward Price: For each Transaction:

(a)
from and including the Trade Date for such Transaction up to, and including the Scheduled Trading Day on which the sum of the Maximum Number of Shares with respect to all Components of such Transaction is reduced to zero (“Contingency Completion Date”), the product of (i) the Initial Forward Price for such Transaction and (ii)(A) one (1) minus (B) the Forward Hedge Selling Commission Rate; and
(b)
on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of one and the Daily Rate for such day. The Forward Price shall be decreased by the Forward Price Reduction Amounts set forth in the relevant Supplemental Confirmation under “Forward Price Reduction Amounts” on the corresponding Forward Price Reduction Dates set forth therein that occur after the Contingency Completion Date for such Transaction.

Forward Hedge Selling Commission Rate: For each Transaction, as set forth in the related Supplemental Confirmation.

Daily Rate: For any day, a rate (which may be positive or negative) equal to (i) (a) Overnight Bank Rate (or if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) for such day minus (b) the Spread divided by (ii) 360.

Overnight Bank Rate: For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread: For each Transaction, as set forth in the related Supplemental Confirmation.

Forward Price Reduction Dates: For each Transaction, as set forth in the related Supplemental Confirmation.

Forward Price Reduction Amounts: For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date in the Supplemental Confirmation.

Contingency Premium: For all Components comprising a Transaction, as set forth in the related Supplemental Confirmation.

Contingency Premium Payment Date: For each Transaction, the later of (i) the second Currency Business Day following the Trade Date for such Transaction and (ii) the first Currency Business Day following the date on which Party B executes the related Supplemental Confirmation evidencing such Transaction.

It shall be a condition to Party A’s obligation to pay to Party B the Contingency Premium on the Contingency Premium Payment Date that Party B shall have satisfied (or caused to have satisfied) each of the conditions set forth in Section 8 of this Master Confirmation.

Initial Share Price: For each Transaction, unless otherwise agreed between the parties, the volume-weighted average price per Share at which Forward Hedge Seller establishes the initial hedge of the equity price risk undertaken by Party A with respect to the Maximum Transaction Number of Shares for such Transaction during the Forward Hedge Selling Period (as defined in the Distribution Agreement) by selling Shares in transactions effected under the Prospectus (as defined in the Distribution Agreement (as defined below)), net of any sales commissions or other discounts as set forth in the Distribution Agreement, in amounts and at times determined by Party A (or Forward Hedge Seller) but pursuant to commercially reasonable instructions or parameters (e.g., limit prices) as Party B may notify Party A from time to time (and Party A will use good faith efforts to comply with any such instructions or parameters, subject to market conditions, and subject to applicable legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Party A), and as set forth in the Supplemental Confirmation. The number of Shares comprising Party A’s initial hedge is referred to herein as the “Initial Hedge Position”.

Exchange: The New York Stock Exchange

Related Exchange(s): All Exchanges

Clearance System: The Depository Trust Company (“DTC”)

Prepayment: Not Applicable

Variable Obligation: Not Applicable

Contingency Provisions:

In respect of any Component:

Contingency: On any Scheduled Trading Day from, and including, the Trade Date to, and including, the Contingency Expiration Date for such Component between 9:00 a.m. (New York City time) and 7:00 p.m. (New York City time), Party A may, from time to time, designate any number of Shares with respect to such Component (the “Designated Shares” and each such Scheduled Trading Day on which such designation occurred, a “Contingency Exercise Date”) up to the then-Maximum Number of Shares with respect to such Component, in which case the Transaction Number of Shares with respect to the relevant Transaction shall be increased by such number of Designated Shares and the Maximum Number of Shares for such Component shall be reduced by such number of Designated Shares; provided that, unless Party A notifies Party B otherwise by 9:00 a.m. (New York City time) on the Scheduled Trading Day immediately following such Contingency Expiration Date), if the Reference Price is greater than the Initial Forward Price, Party A shall be deemed to have designated Designated Shares equal to the then-Maximum Number of Shares with respect to such Component. For the avoidance of doubt, subject to the immediately preceding proviso, Party A’s right to designate any Designated Shares with respect to any then-Maximum Number of Shares shall be deemed to have expired as of 7:00 p.m. (New York City time) on such Contingency Expiration Date, and the Maximum Number of Shares with respect to such Component shall be reduced to zero. At any time, the portion of the relevant Transaction corresponding to the Transaction Number of Shares is referred to herein as the “Contingency Exercised Portion,” and the remaining portion is referred to herein as the “Remaining Contingency Portion.”

Contingency Expiration Dates: As set forth in the related Supplemental Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Contingency Expiration Date for another Component under any Transaction).

Reference Price: The official closing price of a Share on the relevant Contingency Expiration Date published on Bloomberg Page “<DEA US EQUITY> <HP>” (or any successor page thereto), or if such price is not so reported on such date for any reason or is manifestly erroneous, the Reference Price on such Contingency Expiration Date shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Market Disruption Event: The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation

Time, as the case may be” and replacing the words “or (iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material, or (iv) a Regulatory Disruption, in each case at any time on any Scheduled Trading Day during the period commencing on, and including, the Trade Date of the relevant Transaction to, and including, the Contingency Expiration Date of such Component (such period, the “Term of a Component”) or during any Unwind Period”.

The definition of “Early Closure” in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding the second and third sentences of Section 3.1(f) of the Equity Definitions, if any Scheduled Trading Day during the Term of a Component is a Disrupted Day, then Party A may postpone the Contingency Expiration Date specified in the related Supplemental Confirmation for such Transaction to a Scheduled Trading Day determined by Party A.

Regulatory Disruption: Any event that Party A, in its good faith and commercially reasonable discretion based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Party A or its affiliates), for Party A to refrain from or decrease any market activity in connection with the relevant Transaction. Whenever a Regulatory Disruption occurs, Party A shall notify Party B of such occurrence as soon as reasonably practicable under the circumstances; provided that Party A shall not be required to communicate to Party B the reason for Party A’s exercise of its rights pursuant to this provision if Party A reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Party A).

Settlement Terms:

Settlement Date: Any Scheduled Trading Day following the Contingency Completion Date for any Transaction and up to and including the Maturity Date for such Transaction that is either:

(a)
designated by Party B as a “Settlement Date” with respect to any Component by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Party A no later than (i) 1:00 p.m. (New York City time) (or such later time agreed between the parties) on the Scheduled Trading Day immediately prior to such Settlement Date, which may be such Maturity Date, if Physical Settlement applies, and (ii) 30 Scheduled Trading Days prior to such Settlement Date, which may be such Maturity Date but shall not be earlier than the 30th Scheduled Trading Day following the Contingency Completion Date for such Transaction, if Cash Settlement or Net Share Settlement applies; provided that, with respect to Cash Settlement or Net Share Settlement, if Party A shall fully unwind its hedge with respect to the portion of the Transaction Number of Shares for such Transaction to be settled during an Unwind Period by a date that is more than one Scheduled Trading Day prior to a Settlement Date specified above, Party A may, by written notice to Party B, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date (with prior notice to Party B at least one Scheduled Trading Day prior to such specified Settlement Date); or
(b)
designated by Party A as a “Settlement Date” pursuant to “Termination Settlement” provisions of Section 8(f) below;

provided that such Maturity Date will be a Settlement Date if on such date the Transaction Number of Shares for such Transaction for which a Settlement Date has not already been designated is greater than zero.

Settlement Shares: (a) With respect to any Settlement Date other than the Maturity Date for such Transaction, the number of Shares designated as such by Party B in the relevant Settlement Notice or designated by Party A pursuant to the “Termination Settlement” provisions of Section 8(f) below, as applicable; provided that the Settlement Shares so designated shall not exceed the Transaction Number of Shares for such Transaction at that time; and

(b) with respect to the Settlement Date on the Maturity Date for such Transaction, a number of Shares equal to the Transaction Number of Shares for such Transaction at that time;

in each case with the Transaction Number of Shares for such Transaction determined taking into account pending Settlement Shares.

Settlement Method: Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (taking into account any restrictions on Party A resulting from any Overlap Unwind Period (as defined below)) (A) in a manner that, in the reasonable discretion of Party A, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 or (B) due to the occurrence of Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period and (iii) to any Termination Settlement Date (as defined under “Termination Settlement” in Section 8(f) below); provided further that, if Physical Settlement applies under clause (ii) immediately above, Party A shall provide written notice to Party B at least one Scheduled Trading Day prior to the applicable Settlement Date.

Settlement Notice Requirements: Notwithstanding any other provision hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless (i) Party B delivers to Party A with such Settlement Notice representations, dated as of the date of such Settlement Notice and signed by Party B, in the form set forth in “Settlement Method Election Representations” below and (ii) the same Settlement Method is specified to be applicable for all Components of a Transaction designated in such Settlement Notice.

Settlement Method Election

Representations: (A) Party B is not aware of any material nonpublic information concerning itself or the Shares, (B) Party B is electing Cash Settlement or Net Share Settlement in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws, (C) it is not making such election to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares), (D) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Party B, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Party B with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with and (E) Party B will be able to purchase the number of Shares equal to the greater of (x) the number of Settlement Shares designated in the relevant Settlement Notice and (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the applicable Forward Price(s) for such Cash Settlement or Net Share

Settlement, in compliance with the laws of Party B’s jurisdiction of organization in accordance with its organizational documents and the required corporate approvals thereunder (if any).

Physical Settlement: If Physical Settlement is applicable, then Party B shall deliver to Party A through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Party A shall pay to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount equal to the Physical Settlement Amount for such Settlement Date. If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Party A, then the portion of the Physical Settlement Amount payable by Party A to Party B in respect of the Deferred Shares shall be reduced by the corresponding Forward Price Reduction Amount set forth in the relevant Supplemental Confirmation under “Forward Price Reduction Amounts” for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount: For any Settlement Date for which Physical Settlement is applicable, an amount in cash equal to the product of (a) the Forward Price for such Transaction in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement: On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Party A will pay the Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of the Cash Settlement Amount to Party A. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount: An amount determined by the Calculation Agent equal to:

(a)
(i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices for such Transaction on each day during the applicable Unwind Period (calculated assuming no reduction to such Forward Prices for such Transaction for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus USD 0.01, minus (B) the weighted average price (the “Unwind Price”) at which Party A purchases Shares during the Unwind Period to unwind its hedge with respect to the portion of the Transaction Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account Shares anticipated to be delivered or received if Net Share Settlement applies, and the restrictions of Rule 10b-18 agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus
(b)
the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Party A has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Net Share Settlement: On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Party A shall deliver a number of Shares to Party B equal to the Net Share Settlement Shares, or (ii) negative number, Party B shall deliver a number of Shares to Party A equal to the Net Share Settlement Shares; provided that, if Party A determines in its commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares: With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the Unwind Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period: The period from and including the first Exchange Business Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the Exchange Business Day preceding such Settlement Date, subject to “Other Forwards” as described in 8(d) below and “Termination Settlement” as described in Section 8(f) below.

Other Applicable Provisions: To the extent Party A or Party B is obligated to deliver Shares hereunder, the provisions of Sections 9.2 (last sentence only), 9.4, 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that, in such case, with respect to any delivery of Shares by Party A, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Party B is the issuer of the Shares.

Share Adjustments; Dividends:

Method of Adjustment: Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make commercially reasonable adjustments, if any, to any one or more of the Initial Forward Price, the Forward Price, the Maximum Number of Shares for any Component and the Transaction Number of Shares. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by the provisions of “Dividend Adjustment” below in lieu of Article 10 or Section 11.2(c) of the Equity Definitions with respect to the Remaining Contingency Portion of each Transaction or by the provisions of “Acceleration Events” and “Termination Settlement” as described in Section 8(e) and Section 8(f), respectively, below with respect to the Contingency Exercised Portion of such Transaction.

Dividend Adjustment: If at any time during the period from, and including, a Forward Price Reduction Date for a Transaction to, and including, the succeeding Forward Price Reduction Date, an ex-dividend date for any cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is greater than the Forward Price Reduction Amount corresponding to such succeeding Forward Price Reduction Date on a per Share basis, then the Calculation Agent will adjust one or more of the Initial Forward Price, the Maximum Number of Shares for any Component of such Transaction or any other variable relevant to the valuation, exercise, settlement, payment or other terms of such Component to preserve the fair value of the Remaining Contingency Portion of the Transaction after taking into account such dividend.

Extraordinary Events: Notwithstanding anything to the contrary in the Equity Definitions, with respect to the Remaining Contingency Portion of any Transaction, the consequences of any Extraordinary Event or any Announcement Event shall be as specified below in this Section 2 of this Master Confirmation, and with respect to the Contingency Exercised Portion of such Transaction, the consequences of any Extraordinary Event shall be as specified below under the headings “Acceleration Events” and “Termination Settlement” in Section 8(e) and Section 8(f), respectively.

New Shares: Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Party B under the applicable Transaction following such Merger Event or Tender Offer”.

Consequence of Merger Events:

Merger Event: Applicable.

Share-for-Share: Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Party A.

Share-for-Other: Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Party A.

Share-for-Combined: Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Party A.

Consequence of Tender Offers:

Tender Offer: Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference therein to “10%” with a reference to “20%.”

Share-for-Share: Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Party A.

Share-for-Other: Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Party A.

Share-for-Combined: Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Party A.

Composition of Combined

Consideration: Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Announcement Event: If (i) an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to a Merger Event (for purposes of this and related provisions, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “35%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), a Tender Offer, or other acquisition or disposition by Party B or its subsidiaries where the aggregate consideration or value exceeds 35% of the market capitalization of Party B as of the Announcement Date (such other acquisition or disposition, a “Significant Transaction”) or (ii) there is a public announcement by Party B of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event, Tender Offer or Significant Transaction, or any subsequent public announcement by Party B of a change to such intention (the occurrence of (i) or (ii), an “Announcement Event”), as determined by the Calculation Agent, then the “Consequences of Announcement Event” set forth below shall apply in respect of such Announcement Event. For purposes of any Transaction, a Significant Transaction shall be an Extraordinary Event.

Announcement Date: The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) adding the words “or a Significant Transaction” immediately following the words “Merger Event” in the second and third lines thereof, (ii) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (iii) replacing the word “leads to the” with the words “would, if consummated, lead to a” in the third and the fifth lines thereof, (iv) adding after the words “voting shares” in the fifth line thereof the words “, voting power or Shares”, (v) inserting the words “by Party B, any agent of Party B, a Valid Third Party Entity or any agent of a Valid Third Party Entity” after the word “announcement” in the second and the fourth lines thereof and (vi) inserting the words “, as determined by the Calculation Agent, or any subsequent public announcement by Party B, any agent of Party B, a Valid Third Party Entity or any agent of a Valid Third Party Entity of a change to such transaction or intention (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuance of, such a transaction or intention)” at the end of each of clauses (i) and (ii) thereof.

Valid Third Party: In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction or event (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Consequences of Announcement Event: With respect to any Announcement Event, the Calculation Agent shall determine the economic effect of such Announcement Event on the theoretical value of each Component of the Transaction to Party A (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) one or more times on or after the relevant Announcement Date or other date of announcement and (ii) on the Contingency Expiration Date or any earlier date of termination or cancellation for such Component and, in the case of clause (i) or (ii), (x) the Calculation Agent shall adjust the terms of such

Component to account for such economic effect and determine the effective date of such adjustment or (y) if the Calculation Agent determines, on or after the Announcement Date or other date of announcement, that no adjustment it could make under clause (x) above is likely to produce a commercially reasonable result, may notify the parties that such Component of the Transaction will be terminated, in which case the amount payable upon such termination will be determined pursuant to the terms of this Master Confirmation as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment were applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequences of Merger Events” or “Consequences of Tender Offers” with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Contingency Expiration Date or earlier date of termination or cancellation for such Component, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of the Transaction, or in subsequently determining any payment amount, Cancellation Amount or Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer.

Nationalization, Insolvency or Delisting: Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Limitation on Certain Adjustments: Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, no adjustment as a result of a Potential Adjustment Event (other than a Potential Adjustment Event described in Section 11.2(e)(i) or (ii)(A) of the Equity Definitions) or an Extraordinary Event shall increase the Maximum Transaction Number of Shares. Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of such Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

Additional Disruption Events:

Change in Law: Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) deleting the words “a party to such Transaction” in the fifth line thereof and replacing them with the words “Party A”, (iii) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “under” in clause (Y) thereof.

Failure to Deliver: Not Applicable

Insolvency Filing: Applicable

Hedging Disruption: Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging: Applicable.

Loss of Stock Borrow: Applicable.

Maximum Stock Loan Rate: [•] basis points.

Increased Cost of Stock Borrow: Applicable.

Initial Stock Loan Rate: [•] basis points.

Hedging Party: For all applicable Additional Disruption Events, Party A.

Determining Party: For all applicable Extraordinary Events, Party A, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following any determination or calculation by the Determining Party hereunder, upon a request by Party B, the Determining Party shall promptly (but in any event within three Scheduled Trading Days) provide to Party B by e-mail to the e-mail address provided by Party B in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

Non-Reliance: Applicable.

Agreements and Acknowledgments

Regarding Hedging Activities: Applicable.

Additional Acknowledgments: Applicable.

3.
Calculation Agent. Party A, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Party A is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Party B of such failure, Party B shall have the right to designate a nationally recognized third-party dealer in over-the- counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Party B, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Party B by e-mail to the e-mail address provided by Party B in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.
4.
Account Details.
(a)
Account for payments to Party B:

To be advised.

Account for delivery of Shares from Party B:

To be advised.

Account for delivery of Shares to Party B:

To be advised.

(b)
Account for payments to Party A:

To be advised.

Account for delivery of Shares from Party A:

To be advised.

Account for delivery of Shares to Party A:

To be advised.

5.
Offices.
(a)
The Office of Party B for the Transactions is: Inapplicable, Party B is not a Multibranch Party.
(b)
The Office of Party A for the Transactions is: New York.
6.
Notices.
(a)
Address for notices or communications to Party B:

[•]

(b)
Address for notices or communications to Party A:

[•]

7.
Representations and Warranties of Party B. Party B hereby represents and warrants to, and agrees with, Party A on the date hereof, on the Trade Date for each Transaction, any day on which it makes any election in respect of any Transaction, including any election of Cash Settlement or Net Share Settlement (unless another date or dates are specified below) as follows:
(a)
No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Master Confirmation and each Supplemental Confirmation hereunder and the consummation of such Transaction (including, without limitation, the delivery of Shares on the Settlement Dates) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under state securities laws.
(b)
A number of Shares equal to the Maximum Transaction Number of Shares for such Transaction have been reserved for issuance by all required corporate action of Party B. The Shares issuable under such Transaction have been duly authorized and, when delivered against payment therefor and otherwise as contemplated by the terms of such Transaction following the settlement of such Transaction in accordance with the terms and conditions of such Transaction, will be validly issued, fully-paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

(c)
Party B is not, and after giving effect to such Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(d)
Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).
(e)
(A) Party B is not aware of any material nonpublic information regarding Party B or the Shares and (B) Party B is not entering into such Transaction nor making any election thereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
(f)
No federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Party A or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act.
(g)
Party B (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.
(h)
Party B (A) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into such Transaction; (B) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transactions; and (C) is entering into such Transaction for a bona fide business purpose.
(i)
The assets of Party B do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.
(j)
As of such date and as of each Settlement Date for such Transaction, Party B is not and will not be insolvent, nor will Party B be rendered insolvent as a result of such Transaction or its performance of the terms hereof.
(k)
Party B understands that no obligations of Party A to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Party A or any governmental agency.
(l)
Party B will promptly, and in any event within three (3) Scheduled Trading Days, notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default with respect to Party B, a Potential Event of Default with respect to Party B or a Potential Adjustment Event.
(m)
Party A is not acting as a fiduciary for or an adviser to Party B in respect of such Transaction.
(n)
As of (i) the date hereof and (ii) such Trade Date, Party B is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(o)
In connection with this Master Confirmation and the Transactions, it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(p)
PARTY B UNDERSTANDS THAT THE TRANSACTIONS HEREUNDER ARE SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.
(q)
To the extent the parties have agreed (which for the avoidance of doubt may be agreed by phone call or email) to enter into a Transaction, Party B shall execute a Supplemental Confirmation specifying such agreed terms and conditions of such Transaction as promptly as practicable following receipt of such Supplemental Confirmation from Party A.
8.
Other Provisions.
(a)
Conditions to Party A’s Obligations. Notwithstanding anything to the contrary in this Master Confirmation or the Agreement, Party A’s obligations with respect to a Transaction shall be subject to the satisfaction or waiver by Party A of the following conditions:
(i)
The representations and warranties of Party B contained herein and in the Agreement (including as may be modified herein) shall be true and correct as of the Trade Date for such Transaction;
(ii)
Party B shall have performed all of the covenants and obligations to be performed by Party B on or prior to the Trade Date for such Transaction under the Agreement (including as may be modified herein) and hereunder;
(iii)
Party B shall have executed the related Supplemental Confirmation for such Transaction;
(iv)
The representations and warranties of Party B contained in the Distribution Agreement and any certificate delivered pursuant thereto by Party B shall be true and correct as of the Trade Date for such Transaction;
(v)
Party B has performed all of the obligations required to be performed by it under the Distribution Agreement on or prior to the Trade Date for such Transaction; and
(vi)
all of the conditions set forth in Section 6 of the Distribution Agreement shall have been satisfied.
(b)
Limitations.
(i)
If at any time on any day on or after the Trade Date for a Transaction, (i) Party A determines that the number of Shares Party A or its affiliates theoretically would be short in order to hedge the equity price risk of such Transaction (such number of Shares, the “Theoretical Delta”) exceeds the total number of Shares then sold under the Prospectus as contemplated in the Distribution Agreement and (ii) such day is a Suspension Day, then Party A shall promptly notify Party B in writing of the existence of such excess delta and Party A shall have the right to adjust the terms of the Transaction as it determines appropriate in a good faith and commercially reasonable manner to preserve the fair value of the Transaction. A “Suspension Day” means any day (i) on which for any reason, the Prospectus contemplated by the Distribution Agreement ceases to satisfy the requirements of the Distribution Agreement, (ii) on which Party A has not received the deliverables contemplated by Section 6 of the Distribution Agreement or with respect to which Party B has not satisfied its obligations under Section 4 of the Distribution Agreement, in each case in form and substance satisfactory to Party A or (iii) Party B, the Forward Hedge Seller or Party A suspended any sale of Shares pursuant to Section 3 of the Distribution Agreement.
(ii)
If, during the period from the Trade Date for a Transaction to the Sales Period Outside Date (as defined below) for such Transaction Dealer or its affiliates have, in connection with such Transaction, sold a number of Shares under the Prospectus as contemplated by the Distribution Agreement that is less than the Transaction Number of Shares (such number of Shares, the “Sold Number of Shares”) for any reason, then Party A shall notify Party B in writing that it will reduce the Maximum Transaction Number of Shares for such Transaction to the Sold Number of Shares (in which case the Maximum Number of Shares for each Component shall be proportionally reduced) and make any other good faith and commercially reasonable adjustments to the terms of the Transaction as it determines appropriate to reflect such reduction (including, without limitation, to account for any losses or costs incurred by Dealer or its affiliates as a result of its establishing, maintaining, terminating or liquidating any related Hedge Position or related trading position in connection with such reduction). “Sales Period Outside Date,” with respect to a Transaction, has the meaning given to such term in the Supplemental Confirmation for such Transaction.
(iii)
Notwithstanding the foregoing or any other provision of this Master Confirmation or any Supplemental Confirmation, if in respect of any Transaction (x) on or prior to 9:00 a.m., New York City time, on any “Forward Hedge Settlement Date” (as defined in the Distribution Agreement), in connection with Party A establishing Party A’s commercially reasonable hedge position in respect of such Transaction Dealer, in Party A’s sole good faith and commercially reasonable judgment, Party A is unable, after using commercially reasonable efforts, to borrow and deliver for sale the full number of Shares to be borrowed and sold pursuant to the Distribution Agreement on such Forward Hedge Settlement Date or (y) Party A’s sole good faith and commercially reasonable judgment, Party A would incur a stock loan cost of more than a rate equal to the Maximum Stock Loan Rate for such Transaction with respect to all or any portion of such full number of Shares, then Party A shall notify Party B in writing that it will reduce the Maximum Transaction Number of Shares for such Transaction (in which case the Maximum Number of Shares for each Component shall be proportionally reduced) and make any other good faith and commercially reasonable adjustments to the terms of the Transaction as it determines appropriate to reflect such reduction (including, without limitation, to account for any losses or costs incurred by Dealer or its affiliates as a result of its establishing, maintaining, terminating or liquidating any related Hedge Position or related trading position in connection with such reduction).
(c)
Reserved.
(d)
Other Forwards. Party A acknowledges that Party B has entered or may enter into one or more other forward transactions for its Shares during the term of any Transaction pursuant to “Supplemental Confirmation(s)” (as defined in the Distribution Agreement) with Forward Purchaser(s) (as defined in the Distribution Agreement) other than Party A (each, an “Other Forward”). Party A and Party B agree that if Party B designates a Settlement Date, or if a Settlement Date occurs, in each case with respect to any Other Forward and for which Cash Settlement or Net Share Settlement is applicable, and the resulting Unwind Period for the Other Forward coincides for any period of time with an Unwind Period for such Transaction (the “Overlap Unwind Period”), Party B shall notify Party A at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period, and Party A shall be permitted to purchase Shares to unwind its hedge in respect of the Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, commencing on the first, second, third or later Scheduled Trading Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, may be every other Scheduled Trading Day if there is only one Other Forward, every third Scheduled Trading Day if there are two Other Forwards, etc.), and corresponding adjustments shall be made to the Exchange Business Days comprising such Unwind Period, including for purposes of determining the Unwind Price(s).
(e)
Acceleration Events. The occurrence of the following events following the first Contingency Exercise Date for any Transaction shall each constitute an “Acceleration Event” with respect to the Contingency Exercised Portion of such Transaction:
(i)
Stock Borrow Event. In the good faith and commercially reasonable judgment of Party A (A) Party A (or an affiliate of Party A) is not able to hedge in a commercially reasonable manner its exposure under the Contingency Exercised Portion of such Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Party A (or an affiliate of Party A) would incur a Stock Loan Fee to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under the Contingency Exercised Portion of such Transaction that is greater than a rate equal to the Maximum Stock Loan Rate for such Transaction (each, a “Stock Borrow Event”);
(ii)
Dividends and Other Distributions. Party B declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with such first Contingency Exercise Date being deemed a Forward Price Reduction Date for purposes of this paragraph (ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the corresponding Forward Price Reduction Amount set forth in the relevant Supplemental Confirmation under “Forward Price Reduction Amounts” for such Forward Price Reduction Date, (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Party A; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by Party B with respect to the Shares that, in the commercially reasonable determination of Party A, is (1) a dividend or distribution declared on the Shares at a time at which the Party B has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by Party B to holders of Shares that Party B announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by Party B to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of Party B;
(iii)
ISDA Termination. Either Party A or Party B has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;
(iv)
Other ISDA Events. The announcement of any event that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Insolvency or Delisting or the occurrence of any Hedging Disruption or Change in Law; or
(v)
Ownership Event. In the good faith judgment of Party A, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). For purposes of this clause (v), the “Share Amount” as of any day is the number of Shares that Party A and any person whose ownership position would be aggregated with that of Party A (Party A or any such person, a “Party A Person”) under any law, rule, regulation or regulatory order (other than any obligations under Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), under Section 6.2.1(a) of Party B’s Amended and Restated Articles of Amendment and Restatement or under Sections 3-601 through 3-603 of the Maryland Code (Corporations and Associations) that for any reason is, or after the Trade Date for such Transaction becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Party A in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date for such Transaction) or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or would result in an adverse effect on a Party A Person, under the Applicable Provisions, as determined by Party A in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding.
(f)
Termination Settlement. Upon the occurrence of any Acceleration Event, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply with respect to the Contingency Exercised Portion of the relevant Transaction, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Party A pursuant to the preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of this Transaction, it shall be an Event of Default with respect to Party B as the sole Defaulting

Party and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B , Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date. If an Acceleration Event occurs after Party B has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Party A, then Party A shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof.
(g)
Additional Adjustment. If, in Party A’s commercially reasonable judgment, the actual cost to Party A (or an affiliate of Party A), on any Scheduled Trading Day, of borrowing a number of Shares equal to the Transaction Number of Shares to hedge in a commercially reasonable manner its exposure to the Contingency Exercised Portion of the applicable Transaction exceeds a weighted average rate equal to the Initial Stock Loan Rate, the Calculation Agent shall reduce the Forward Price to compensate Party A for the amount by which such cost exceeded a weighted average rate equal to the Initial Stock Loan Rate during such Scheduled Trading Day. The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price.
(h)
Insolvency Filing. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the U.S. Bankruptcy Code in respect of the Party B following the first Contingency Exercise Date for any Transaction (a “Bankruptcy Termination Event”), the Contingency Exercised Portion of such Transaction shall automatically terminate on the date thereof without further liability of either party to this Master Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Master Confirmation prior to the date of such Insolvency Filing or other proceeding), it being understood that such Transaction is a contract for the issuance of Shares by Party B.

[Signature page follows.]

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between Party A and Party B with respect to any Transaction contemplated by this Master Confirmation and return to us.

Yours faithfully,

[[•], as agent for] [DEALER NAME]
By:
Name:
Title:

[DEALER NAME]
By:
Name:
Title:

Confirmed as of the date first above written:

EASTERLY GOVERNMENT PROPERTIES, INC.

By:
Name:
Title:

[Signature Page to Contingent Forward Master Confirmation]

APPENDIX 1

ADDITIONAL PROVISIONS

(a)
Interpretive Letter. The parties intend that this Master Confirmation and each Supplemental Confirmation hereunder constitute a “contract” as described in the letter dated October 6, 2003 submitted by Robert Reeder and Leslie Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).
(b)
Regulation M. Party B agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M arising from transactions contemplated by the Distribution Agreement and that neither it nor any affiliated purchaser will engage in any “distribution” (as defined in Regulation M) that would cause a “restricted period” (as defined in Regulation M) to occur on any Contingency Exercise Date or during any Unwind Period. In addition, Party B represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Distribution Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.
(c)
Agreements and Acknowledgments regarding Shares.
(i)
In addition to the representations in Section 9.11 of the Equity Definitions, Party B agrees and acknowledges that, in respect of any Shares delivered to Party A hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, be duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange, and that such Shares will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.
(ii)
In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction, Party A shall use its good faith efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18, as if such provisions were applicable to such purchases and any analogous purchases under any Transaction, taking into account any applicable Securities and Exchange Commission no action letters, as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Party A’s control.
(iii)
Party B shall, at least one day prior to the first day of any Unwind Period, notify Party A of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Party B or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).
(iv)
During any Unwind Period, Party B shall (a) notify Party A prior to the opening of trading in the Shares on any day on which Party B makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition or similar transaction involving a recapitalization relating to Party B (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (b) promptly notify Party A following any such announcement that such announcement has been made and (c) promptly (but in any event prior to the next opening of the regular trading session of the Exchange) deliver to Party A following the making of any such announcement information indicating (A) Party B’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Party B’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. Such written notice

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<LIB>>/<<NUM>>.<<VER>> \* MERGEFORMAT ACTIVE/208802237.6

shall be deemed to be a certification by Party B to Party A that such information is true and correct. In addition, Party B shall promptly notify Party A of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Party B acknowledges that under the terms of this Master Confirmation, any such notice may result in a Regulatory Disruption or may affect the length of any ongoing Unwind Period; accordingly, Party B acknowledges that its delivery of such notice shall comply with the standards set forth in Section 6(c) above. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization with respect to Party B and/or the Shares as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
(v)
Party B shall not, nor shall it cause any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) to, take or refrain from taking any action (including, without limitation, any direct purchases by Party B or any of its affiliates, or any purchases by a party to a derivative transaction with Party B or any of its affiliates), either under this Master Confirmation, any Supplemental Confirmation, under an agreement with another party or otherwise, that might cause any purchases of Shares by Party A or any of its affiliated purchasers in connection with any Cash Settlement or Net Share Settlement of any Component of any Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Party B.
(d)
Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating (i) the Close-Out Amount pursuant to Section 6 of the Agreement and (ii) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Party A may (but need not) determine such amount based on (A) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (B) the price at which one or more market participants would offer to sell to or buy from, as applicable, Party A a block of Shares equal in number to Party A’s hedge position in relation to any Transaction.
(e)
Designation. Notwithstanding any provision of the Agreement to the contrary, Party A shall be entitled to assign its rights and obligations hereunder and under any Credit Support Documents to make or receive cash payments or deliveries and other related rights to any affiliate of Party A or any successor thereto (each, a “Party A Affiliate”); provided that Party B shall have recourse to Party A in the event of the failure by a Party A Affiliate to perform any of such obligations hereunder. Notwithstanding the foregoing, recourse to Party A shall be limited to recoupment of Party B’s monetary damages and Party B hereby waives any right to seek specific performance by Party A of its obligations hereunder.
(f)
Transfer or Assignment. Party B may not transfer any of its rights or obligations under the Transaction without the prior written consent of Party A. Notwithstanding any provision of the Agreement to the contrary, Party A shall be entitled to transfer or assign its rights and obligations hereunder and under any Credit Support Document to any Party A Affiliate (a “Designated Transferee”); provided that (1) the credit rating of the Designated Transferee or its guarantor (whichever is higher) is not lower than the rating of Party A (or any Party A guarantor) at the time of such transfer or assignment; (2) no Event of Default or Termination Event will occur as a result of such transfer or assignment; (3) as a result of any such transfer or assignment, Party B will not (A) be required to pay the transferee or assignee of such rights or obligations on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Party B would have been required to pay Party A in the absence of such transfer or assignment, or (B) receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Party B would have received from Party A in the absence of such transfer or assignment; and (4) the transferee or assignee shall provide Party B with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to the Transaction. If at any time at which (A) the Section 16 Percentage exceeds 4.5%, (B) the Transaction Equity Percentage exceeds 8.0%, or (C) the Share Amount exceeds the Post-Effective Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Party A is unable after using its commercially reasonable efforts to effect a transfer or assignment of any Transaction to a third party on pricing terms reasonably acceptable to Party A and within a time period reasonably acceptable to Party A such that no Excess Ownership Position exists, then Party A may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Remaining Contingency Portion of any Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Party A so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of the Remaining Contingency Portion of a Transaction having terms identical to the Remaining Contingency Portion of the relevant Transaction and the Maximum Number of Shares for each Component equal to the Maximum Number of Shares for each Component underlying the Terminated Portion, (2) Party B were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Paragraph (k) below shall apply to any amount that is payable by Party B to Party A pursuant to this sentence as if Party B was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its affiliates or any other person subject to aggregation with Party A for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Transaction Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the aggregate of the Maximum Transaction Number of Shares for all Transactions outstanding under this Master Confirmation as of such day and (2) the aggregate number of Shares underlying any other issuer forward transactions or warrant transactions between Party A and Party B, and (B) the denominator of which is the number of Shares outstanding.
(g)
Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation, and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.
(h)
Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.
(i)
Waiver of Trial by Jury. EACH OF PARTY B AND Party A HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF Party A OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.
(j)
Governing Law. THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT EITHER PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.
(k)
Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. To the extent the “Termination Settlement” provisions of Section 8(f) above do not apply, if (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Party B’s control, or (iii) an Event of

Default in which Party B is the Defaulting Party or a Termination Event in which Party B is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Party B’s control), and if Party B would owe any amount to Party A pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Party B shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Party B gives irrevocable telephonic notice to Party A, confirmed in writing within one (1) Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Party B remakes the representations set forth in Section 7 of this Master Confirmation as of the date of such election and (c) Party A agrees to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative: If applicable, Party B shall deliver to Party A the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Paragraph (l)(i) below, in satisfaction, subject to Paragraph (l)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Party A free of payment.

Share Termination Delivery Property: A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Paragraph (l)(i) below).

Share Termination Unit Price: The value to Party A of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Paragraph (l)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Paragraph (l)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Reference Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early

Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Party B of the Share Termination Unit Price at the time of notification of such Payment Obligation to Party B or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Paragraph (l)(i).

Share Termination Delivery Unit: One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver: Inapplicable

Other applicable provisions: If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to a Transaction means that the Share Termination Alternative is applicable to such Transaction.

(l)
Registration/Private Placement Procedures. If, in the reasonable opinion of Party A, following any delivery of Shares or Share Termination Delivery Property to Party A hereunder, such Shares or Share Termination Delivery Property would be in the hands of Party A subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Party B, unless Party A waives the need for registration/private placement procedures set forth in (i) and (ii) below.
(i)
If Party B elects to settle a Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that Party B may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Party B to Party A (or any affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted

Shares by Party A (or any such affiliate of Party A). Party B shall use its best efforts to cause the Private Placement Settlement of such Restricted Shares to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A. In the case of a Private Placement Settlement, Party A shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Paragraph (k) above) or premium to any Forward Price (in the case of settlement of Shares pursuant to Section 2 or Section 8(f) of this Master Confirmation) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Party A hereunder. Notwithstanding anything to the contrary in the Agreement or this Master Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Party A to Party B of such applicable discount or premium, as the case may be, and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Paragraph (k) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 or Section 8(f) of this Master Confirmation).
(ii)
If Party B elects to settle a Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Party B shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Party A, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Party A. If Party A, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Party A is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Paragraph (k) above or (y) the Settlement Date in case of settlement in Shares pursuant to Section 2 or Section 8(f) of this Master Confirmation) and ending on the Exchange Business Day on which Party A completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). If the Payment Obligation exceeds the realized net proceeds from such resale, Party B shall transfer to Party A by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Reference Price on such day, has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Party B elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Party B deliver a number of Restricted Shares under a Transaction greater than the Capped Number (as defined below) for such Transaction.
(iii)
Without limiting the generality of the foregoing, Party B agrees that (A) any Restricted Shares delivered to Party A in connection with a Transaction may be transferred by and among Party A and its affiliates and Party B shall effect such transfer without any further action by Party A and (B) after the period of six (6) months from the Trade Date of such Transaction (or one (1) year from the Trade Date of such Transaction if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Party B) has elapsed in respect of any Restricted Shares delivered to Party A, Party B shall promptly remove, or use its best efforts to cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Party A (or such affiliate of Party A) to Party B or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such affiliate of Party A). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date for such Transaction, the agreements of Party B herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Party B, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.
(iv)
If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, with respect to a Transaction, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Party B shall be the Defaulting Party.
(m)
Tax Disclosure. Effective from the date of commencement of discussions concerning the Transactions, Party B and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to Party B relating to such tax treatment and tax structure.
(n)
Status of Claims in Bankruptcy. Party A acknowledges and agrees that this Master Confirmation is not intended to convey to Party A rights against Party B with respect to any Transaction that are senior to the claims of common stockholders of Party B in any United States bankruptcy proceedings of Party B; provided that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to any Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transactions other than the Transactions.
(o)
Acknowledgments: The parties hereto agree and acknowledge that:
(i)
Party A is a “swap participant” and “financial participant” within the meaning of Sections 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).
(ii)
This Master Confirmation and each Supplemental Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and (iii) a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code.
(iii)
The rights given to Party A hereunder, under each Supplemental Confirmation, the Agreement and any Credit Support Document upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code.

(iv)
Party A is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
(p)
Agreements Regarding the Supplemental Confirmation.
(i)
Party B accepts and agrees to be bound by the contractual terms and conditions as set forth in each Supplemental Confirmation.
(ii)
Party B and Party A agree and acknowledge that (X) the Transactions contemplated by this Master Confirmation and each Supplemental Confirmation will be entered into in reliance on the fact that this Master Confirmation and such Supplemental Confirmation form a single agreement between Party B and Party A, and Party A would not otherwise enter into such Transaction, (Y) this Master Confirmation, together with such Supplemental Confirmation, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); and (Z) this Master Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and such Supplemental Confirmation.
(iii)
Party B and Party A further agree and acknowledge that this Master Confirmation, together with each Supplemental Confirmation, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.
(q)
Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, any Supplemental Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).
(r)
Agreements and Acknowledgements Regarding Hedging. Party B understands, acknowledges and agrees that: (A) at any time on and prior to the last Settlement Date, Party A and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Party A and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Party B shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to each Transaction; and (D) any market activities of Party A and its affiliates with respect to Shares may affect the market price and volatility of Shares, each in a manner that may be adverse to Party B.
(s)
Payment by Party A. In the event that (i) an Early Termination Date occurs or is designated with respect to a Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Party A owes to Party B an amount calculated under Section 6(e) of the Agreement, or (ii) Party A owes to Party B, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.
(t)
Listing of Shares. Party B shall have submitted an application for the listing of the Maximum Transaction Number of Shares for each Transaction on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Contingency Premium Payment Date for each such Transaction. Party B agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Party A under Section 2(a)(i) of the Agreement.

(u)
Confidentiality. Party A and Party B agree that (i) Party B is not obligated to Party A to keep confidential from any and all persons or otherwise limit the use of any element of Party A’s descriptions relating to tax aspects of the Transactions contemplated hereby and any part of the structure necessary to understand those tax aspects, and (ii) Party A does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Party B.
(v)
[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.][Reserved.]
(w)
Tax Matters.
(i)
Withholding Tax under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(ii)
871(m). “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(iii)
Stamp Tax. Party B shall pay and, within three Local Business Days of demand, indemnify Party A against any cost, loss or liability that Party A incurs in relation to all stamp, registration, documentation, transfer or similar tax (including interest, penalties and additions thereto) payable in respect of or in connection with the Agreement and the Transactions. Party A shall be under no obligation to make any payment under Section 4(e) of the Agreement.
(iv)
Payor Representations. For the purpose of Section 3(e) of the Agreement, each party represents that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or any other payments of interest or penalty charges for late payment) to be made by it to the other party under the Agreement. In making this representation, a party may rely on: (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
(v)
Payee Representations. For the purpose of Section 3(f) of the Agreement, Party A makes the following representations: (A) [insert Party A’s tax representations]; and Party B makes the following representations: (A) it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and (B) is a real estate investment trust for U.S. federal income tax purposes and is organized under the laws of the State of Maryland, and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(J).

(x)
Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Contingency Premium by Party B, nothing in this Master Confirmation shall be interpreted as requiring Party B to cash settle any Transaction, except in circumstances where cash settlement is within Party B’s control (including, without limitation, where Party B elects to deliver or receive cash, or where Party B has made Private Placement Settlement unavailable due to the occurrence of events within its control) or in those circumstances in which holders of Shares would also receive cash.
(y)
Disclaimer. Party A is not a member of the Securities Investor Protection Corporation (“SIPC”). Obligations of Party A hereunder are not protected by SIPC or any other organization or authority.
(z)
Indemnity and Limitation on Liability. Party B agrees to indemnify and hold harmless Party A, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Party A and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, and relating to or arising out of any Transaction hereunder (other than any ordinary trading losses which may be incurred by Party A in connection with the Transaction), and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Party B. Party B will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from the Indemnified Party’s breach of a material term of this Master Confirmation, any Supplemental Confirmation or the Agreement, willful misconduct or gross negligence. Party B also agrees that no Indemnified Party shall have any liability to Party B or any person asserting claims on behalf of or in right of Party B in connection with or as a result of any matter referred to in this Master Confirmation, any Supplemental Confirmation or the Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Party B result from the Indemnified Party’s breach of a material term of this Master Confirmation, any Supplemental Confirmation or the Agreement, or the Indemnified Party’s gross negligence or willful misconduct. The provisions of this Paragraph (z) shall survive completion of each Transaction contemplated by this Master Confirmation and any assignment or transfer pursuant to this Master Confirmation and shall inure to the benefit of any permitted assignee of Party A. Notwithstanding any other provision herein, neither Party B nor Party A will be liable for special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.
(aa)
Risk Disclosure. Party B represents and warrants that it has received, read and understands Party A’s “Risk Disclosure Statement Regarding OTC Derivatives Products” and acknowledges the terms thereof as if it had signed the Risk Disclosure Statement Verification contained therein as of the date hereof.
(bb)
Amendments to the Equity Definitions.
(i)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or the Transaction” at the end of the sentence.
(ii)
Section 11.2(c) of the Equity Definitions is hereby amended by (v) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (w) adding the phrase “or the Transaction” after the words “the relevant Shares” in the same sentence, (x) deleting the second appearance of the word “will” in the same sentence and replacing it with the word “shall”, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”
(iii)
Section 11.2(e)(vii) of the Equity Definitions is hereby amended by replacing the words “a diluting or concentrative” with “a material” and adding the phrase “the Transaction” at the end of the sentence; provided that it shall also constitute a Potential Adjustment Event if a Disrupted Day occurs or is continuing on or following the Trade Date and prior to the Contingency Expiration Date for the final Component of a Transaction.
(iv)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the Agreement with respect to that Issuer”.
(v)
Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(vi)
Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(B) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(vii)
Section 12.9(b)(vi) of the Equity Definitions is hereby amended by:

(A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(B) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the final sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”

(cc)
Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Party A shall not have the right to acquire Shares hereunder or be entitled to take delivery of any Shares deliverable hereunder, to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Section 16 Percentage would exceed 4.5%, or (ii) the Share Amount would exceed the Post-Effective Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 4.5%, or (ii) the Share Amount would exceed the Post-Effective Limit. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, (i) the Section 16 Percentage would not exceed 4.5%, and (ii) the Share Amount would not exceed the Post-Effective Limit. Upon request of Party A, Party B shall promptly confirm to Party A the number of Shares then outstanding and Party A shall then promptly advise Party B with respect to any limitations under this paragraph applicable to any anticipated delivery of Shares hereunder; provided, however, that neither a failure by Party B to notify Party A of the number of Shares then outstanding nor a failure of Party A to advise Party B with respect to any applicable limitations shall be deemed a default hereunder and notwithstanding such failure the remainder of this paragraph shall continue to apply. For the avoidance of doubt, any delivery of Shares made by Party B to Party A that Party A was not entitled to receive under the terms of this paragraph shall not be deemed to satisfy any of the delivery obligations of Party B hereunder and Party A shall promptly return such Shares to Party B, pending which Party A shall be deemed to hold any such Shares solely as custodian for the benefit of Party B.

(dd)
Maximum Share Delivery.
(i)
Notwithstanding any other provision of this Master Confirmation, the Agreement or the Equity Definitions, in no event will Party B at any time be required to deliver to Party A a number of Shares greater than the Capped Number for a Transaction in connection with such Transaction. “Capped Number,” with respect to a Transaction, means a number of Shares equal to 1.25 multiplied by the Maximum Transaction Number of Shares for such Transaction.
(ii)
In the event Party B shall not have delivered to Party A the full number of Shares or Restricted Shares otherwise deliverable by Party B to Party A pursuant to the terms of a Transaction because Party B has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Party B shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Party A until the full number of Deficit Shares have been delivered pursuant to this Paragraph 8(dd)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Party B or any of its subsidiaries after the Trade Date for the applicable Transaction (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Party B additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Party B deliver any Shares or Restricted Shares to Party A pursuant to this Paragraph 8(dd)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Party A to exceed the Capped Number for such Transaction.
(ee)
Right to Extend. Party A may postpone or add, in whole or in part, any Contingency Expiration Date or any other date of valuation, payment or delivery with respect to some or all of any Transaction hereunder (in which event the Calculation Agent shall make appropriate adjustments to the Maximum Number of Shares with respect to one or more Components) if Party A determines, in its reasonable discretion, that such extension is necessary or appropriate to preserve Party A’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Party A or one of its affiliates to effect transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Party A or such an affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Party A.
(ff)
10b5-1 Plan.
(i)
Party B is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Party B acknowledges that it is the intent of the parties that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).
(ii)
During the term of any Transaction and in connection with the delivery of any Share Termination Delivery Property for any Transaction, Party A (or its agent or affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Party A, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Party A. Party B acknowledges and agrees that all such transactions shall be made in Party A’s sole judgment and for Party A’s own account.
(iii)
Party B does not have, and shall not attempt to exercise, any control or influence over how, when or whether Party A (or its agent or affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, the price paid per Share pursuant to such purchases, whether such purchases are made on any securities exchange or privately and how, when or whether Party A (or its agent or affiliate) enters into any hedging transactions. Party A represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
(iv)
Party B acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Party B or any officer, director, manager or similar person of Party B is aware of any material non-public information regarding Party B or the Shares.
(v)
Party B shall not, directly or indirectly, communicate any information regarding Party B or the Shares to any employee of Party A or its affiliates who is directly involved with the hedging of and trading with respect to each Transaction and whose name is set forth on a list to be provided by Party A, which list may be updated by Party A from time to time.
(gg)
Counterparts. This Master Confirmation and any Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation or any Supplemental Confirmation by signing and delivering one or more counterparts. The words “execution,” “signed,” “signature,” and words of like import in the Agreement, this Master Confirmation, any Supplemental Confirmation or in any other certificate, agreement or document related to the Agreement, this Master Confirmation or any Supplemental Confirmation, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

EXHIBIT A

FORM OF SUPPLEMENTAL CONFIRMATION

Date: [___], 20[___]

From: [Dealer Name] (“Party A”)

To: Easterly Government Properties, Inc. (“Party B”)

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [Party A Name] (“Party A”) and Easterly Government Properties, Inc. (“Party B”), on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Party A and Party B as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation – Contingent Forward Transactions dated as of August 4, 2026 between Party A and Party B (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[___], 20[___]
Maturity Date:	[___], 20[___]
Maximum Transaction Number of Shares:	[___] Shares
Initial Forward Price:	USD [___]
Contingency Premium:	USD [___]
Initial Share Price:	USD [___]
Forward Hedge Selling Commission Rate:	[insert ATM fee for contingent forward]%
Spread:	[___]
Sales Period Outside Date:	[___], 20[___]

The Forward Price Reduction Dates and Forward Price Reduction Amounts for the Transaction are as set forth below.

Forward Price Reduction Date	Forward Price Reduction Amount
Trade Date	USD 0
[___], 20[___]	USD [___]

[___], 20[___]	USD [___]
[___], 20[___]	USD [___]
[___], 20[___]	USD [___]

For each Component of the Transaction, the Maximum Number of Shares and the Contingency Expiration Dates are as set forth below.

Component Number	Maximum Number of Shares	Contingency Expiration Date
1	[___]	[___], 20[___]
2	[___]	[___], 20[___]
3	[___]	[___], 20[___]
…	[___]	[___], 20[___]

[Signature Page Follows.]

Party B hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by manually signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending an executed copy to us.

Yours sincerely,

[[•], as agent for] [DEALER NAME]
By:
Name:
Title:

[DEALER NAME]
By:
Name:
Title:

Confirmed as of the date first above written:

EASTERLY GOVERNMENT PROPERTIES, INC.

By:
Name:
Title: